ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-199966 Dated May 20, 2015

JPMorgan Chase & Co. Trigger Phoenix Autocallable Optimization Securities

Linked to the common stock of Community Health Systems, Inc. due on or about November 30, 2016

Linked to the common stock of CSX Corporation due on or about November 30, 2016

Linked to the American depositary shares of Tata Motors Limited due on or about November 30, 2016

Investment Description
Trigger Phoenix Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each, a "Security" and collectively, the "Securities") linked to the performance of the common stock or American depositary shares of a specific company (the "Underlying Stock"). If the closing price of one share of the applicable Underlying Stock on the applicable quarterly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Chase will automatically call the Securities early if the closing price of one share of the applicable Underlying Stock on any quarterly Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay the principal amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the applicable Final Price is equal to or greater than the applicable Trigger Price (which is the same price as the applicable Coupon Barrier), JPMorgan Chase will make a cash payment at maturity equal to the principal amount of your Securities, in addition to the applicable Contingent Coupon. If the applicable Final Price is less than the applicable Trigger Price, JPMorgan Chase will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The closing price of the applicable Underlying Stock is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement No. UBS-1a-I under "The Underlyings — Underlying Stocks — Anti-Dilution Adjustments" and the "The Underlyings — Underlying Stocks — Reorganization Events". Generally, a higher contingent coupon rate on the Securities reflects a greater risk of loss. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

Automatically Callable: JPMorgan Chase will automatically call the Securities and pay you the principal amount plus the applicable Contingent Coupon otherwise due for a quarterly Observation Date if the closing price of one share of the applicable Underlying Stock on that quarterly Observation Date is equal to or greater than the applicable Initial Price, and no further payments will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

Contingent Coupon: If the closing price of one share of the applicable Underlying Stock on a quarterly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.

Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of one share of the applicable Underlying Stock does not close below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity, in addition to the applicable Contingent Coupon. If the price of one share of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of one share of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	May 27, 2015
	Original Issue Date (Settlement Date)[1]	May 29, 2015
	Observation Dates[2]	Quarterly (see page 4)
	Final Valuation Date[2]	November 23, 2016
	Maturity Date[2]	November 30, 2016
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
[2]

Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Payment Date" and "General Terms of Notes — Postponement of a Determination Date — Notes linked to a Single Underlying" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING STOCK THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1a-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
This free writing prospectus relates to three (3) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Underlying Stock. You may participate in any of the three (3) Security offerings or, at your election, in two or more of the offerings. This free writing prospectus does not, however, allow you to purchase a Security linked to a basket of some or all of the Underlying Stocks described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the three (3) Security offerings is linked to the common stock or American depositary shares of a different company, and each of the three (3) Security offerings has its own Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier, each of which will be finalized on the Trade Date and provided in the pricing supplement. The actual Contingent Coupon Rate for each Security will not be less than the bottom of the applicable range listed below, but you should be willing to invest in the Securities if the Contingent Coupon Rate were set equal to the bottom of that range. The performance of each Security offering will not depend on the performance of any other Security offering.

Underlying Stock	Contingent Coupon Rate	Initial Price	Trigger Price*	Coupon Barrier*	CUSIP	ISIN
Common stock of Community Health Systems, Inc. (Bloomberg ticker: CYH)	10.00% to 12.25% per annum	$ •	70% of the Initial Price	70% of the Initial Price	48127X724	US48127X7241
Common stock of CSX Corporation (Bloomberg ticker: CSX)	7.50% to 9.50% per annum	$ •	80% of the Initial Price	80% of the Initial Price	48127X716	US48127X7167
American depositary shares of Tata Motors Limited (Bloomberg ticker: TTM)	8.00% to 10.40% per annum	$ •	80% of the Initial Price	80% of the Initial Price	48127X690	US48127X6904

*The Trigger Price and Coupon Barrier for each Underlying Stock may be rounded up to the nearest cent.

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. Each Security we are offering will have the terms specified in the prospectus and the prospectus supplement each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-1a-I. Any representation to the contrary is a criminal offense.

Price to Public(1)	Fees and Commissions(2)	Proceeds to Us

Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Community Health Systems, Inc.		$10		$0.15		$9.85
Securities linked to the common stock of CSX Corporation		$10		$0.15		$9.85
Securities linked to the American depositary shares of Tata Motors Limited		$10		$0.15		$9.85

[1]	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.15 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Underwriting Information" in this free writing prospectus.

If the Securities priced today and assuming a Contingent Coupon Rate equal to the middle of the applicable range listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.660, $9.712, and $9.582 per $10 principal amount Security linked to the common stock of Community Health Systems, Inc., linked to the common stock of CSX Corporation and linked to the American depositary shares of Tata Motors Limited, respectively. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and for each offering will not be less than $9.50, $9.60, and $9.45 per $10 principal amount Security linked to the common stock of Community Health Systems, Inc., linked to the common stock of CSX Corporation and linked to the American depositary shares of Tata Motors Limited, respectively. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-1a-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to three (3) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Underlying Stock. The purchaser of a Security will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stock). You may participate in any of the three (3) Security offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Security offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or the other Underlying Stock) or as to the suitability of an investment in the Securities.

You should read this free writing prospectus together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Prospectus supplement and Prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this free writing prospectus, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the applicable Underlying Stock will close at or above the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

♦You believe the applicable Underlying Stock will close at or above the applicable Initial Price on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your potential return is limited to the applicable Contingent Coupons.

♦You are willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You would be willing to invest in the Securities if the applicable Contingent Coupon Rate were set equal to the bottom of the applicable range indicated on the cover hereof (the actual Contingent Coupon Rate for each Security will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the applicable range listed on the cover).

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the applicable Underlying Stock.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe that the price of the applicable Underlying Stock will decline during the term of the Securities and is likely to close below the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

♦You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You would not be willing to invest in the Securities if the applicable Contingent Coupon Rate were set equal to the bottom of the applicable range indicated on the cover hereof (the actual Contingent Coupon Rate for each Security will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the applicable range listed on the cover).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the applicable Underlying Stock.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this free writing prospectus and "Risk Factors" in the accompanying product supplement no. UBS-1a-I for risks related to an investment in the Securities.

Indicative Terms

Issuer	JPMorgan Chase & Co.
Issue Price	$10 per Security
Underlying Stock	Common stock of Community Health Systems, Inc. Common stock of CSX Corporation American depositary shares of Tata Motors Limited
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	18 months, unless called earlier.
Automatic Call Feature	The Securities will be called automatically if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Securities.
Contingent Coupon

If the closing price of one share of the applicable Underlying Stock is equal to or greater than the applicable Coupon Barrier on any Observation Date, we will pay you the applicable Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier on any Observation Date, the applicable Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the applicable Contingent Coupon Rate, which is a per annum rate. The table below sets forth each Observation Date and a hypothetical Contingent Coupon for each Security. The actual Contingent Coupons will be based on the applicable Contingent Coupon Rate, which will be finalized on the Trade Date and provided in the pricing supplement. The table below assumes a Contingent Coupon Rate of (i) 11.125% per annum for Securities linked to the common stock of Community Health Systems, Inc., (ii) 8.50% per annum for Securities linked to the common stock of CSX Corporation and (iii) 9.200% per annum for Securities linked to the American depositary shares of Tata Motors Limited. If the actual Contingent Coupon Rates as determined on the Trade Date are less than or greater than the assumed Contingent Coupon Rates specified above, the actual Contingent Coupons will be less than or greater than the amounts shown below. You should be willing to invest in the Securities if the applicable Contingent Coupon Rate were set equal to the bottom of the applicable range set forth in "— Contingent Coupon Rate" below.

Contingent Coupon (per $10 security)

Observation Dates[2]	Coupon Payment Dates[2]	Community Health Systems, Inc	CSX Corporation	Tata Motors Limited
August 27, 2015 November 25, 2015 February 25, 2016 May 26, 2016 August 29, 2016 November 23, 2016 (Final Valuation Date)	August 31, 2015 November 30, 2015 February 29, 2016 May 31, 2016 August 31, 2016 November 30, 2016 (Maturity Date)	$0.2781 $0.2781 $0.2781 $0.2781 $0.2781 $0.2781	$0.2125 $0.2125 $0.2125 $0.2125 $0.2125 $0.2125	$0.2300 $0.2300 $0.2300 $0.2300 $0.2300 $0.2300
Contingent Coupon payments on the Securities are not guaranteed. We will not pay you the applicable Contingent Coupon for any Observation Date on which the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier
Contingent Coupon Rate	The Contingent Coupon Rate is expected to be between (i) 10.00% and 12.25% per annum for Securities linked to the common stock of Community Health Systems, Inc., (ii) 7.50% and 9.50% per annum for Securities linked to the common stock of CSX Corporation and (iii) 8.00% and 10.40% per annum for Securities linked to the American depositary shares of Tata Motors Limited. The actual Contingent Coupon Rate for each Security will be finalized on the Trade Date and provided in the pricing supplement.
Coupon Payment Dates[2]	2nd business day following the applicable Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Price is equal to or greater than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Security equal to $10 plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the applicable Final Price is less than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security resulting in a loss on your principal amount proportionate to the negative Stock Return, equal to:

$10 × (1 + Stock Return)

Stock Return	(Final Price - Initial Price) Initial Price
Initial Price[3]	The closing price of one share of the applicable Underlying Stock on the Trade Date.
Final Price	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date
Trigger Price[3]	For Securities linked to the common stock of Community Health Systems, Inc.: 70% of its Initial Price
For Securities linked to the common stock of CSX Corporation: 80% of its Initial Price
For Securities linked to the American depositary shares of Tata Motors Limited: 80% of its Initial Price
Coupon Barrier[3]	For Securities linked to the common stock of Community Health Systems, Inc.: 70% of its Initial Price
For Securities linked to the common stock of CSX Corporation: 80% of its Initial Price
For Securities linked to the American depositary shares of Tata Motors Limited: 80% of its Initial Price
Stock Adjustment Factor	The Stock Adjustment Factor is referenced in determining the closing price of the applicable Underlying Stock. The Stock Adjustment Factor for the applicable Underlying Stock is set initially at 1.0 on the Trade Date.

[1]	See footnote 1 under "Key Dates" on the front cover
[2]	See footnote 2 under "Key Dates" on the front cover
[3]	The closing price and the Stock Adjustment Factor of the applicable Underlying Stock is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Underlying Stocks — Anti-Dilution Adjustments" and "The Underlyings — Underlying Stocks — Reorganization Events." The Trigger Price and coupon Barrier for each Underlying Stock may be rounded up to the nearest cent.

Investment Timeline
Trade Date	The closing price of one share of the applicable Underlying Stock (Initial Price), the applicable Trigger Price and the applicable Coupon Barrier are determined, in each case subject to adjustments, and the applicable Contingent Coupon Rate is finalized.

Quarterly

If the closing price of one share of the applicable Underlying Stock is equal to or greater than the applicable Coupon Barrier on any Observation Date, JPMorgan Chase will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Securities will also be called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay you a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Securities.

Maturity Date

The applicable Final Price is determined as of the Final Valuation Date.

If the Securities have not been called and the applicable Final Price is equal to or greater than the applicable Trigger Price and the applicable Coupon Barrier, at maturity JPMorgan Chase will repay the principal amount equal to $10.00 per Security plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the applicable Final Price is less than the applicable Trigger Price and the applicable Coupon Barrier, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the applicable Underlying Stock, equal to a return of:

$10 × (1 + Stock Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I. In determining our reporting responsibilities we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled "Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons" in the accompanying product supplement no. UBS-1a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Security. Assuming the treatment described above is respected, upon a sale or exchange of the Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Securities between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities in light of your particular circumstances.

FATCA. Withholding under legislation commonly referred to as "FATCA" could apply to amounts paid with respect to the Securities.  You should consult your tax adviser regarding the potential application of FATCA to the Securities.

In the event of any withholding on the Securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the applicable Underlying Stock has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Underlying Stock from the applicable Initial Price to the applicable Final Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Stock Return. Under these circumstances, you will lose 1% of your principal for every 1% that the applicable Final Price is less than the applicable Initial Price and could lose your entire principal amount. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Underlying Stock at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Securities. If the closing price of one share of the applicable Underlying Stock on an Observation Date is less than the applicable Coupon Barrier, we will not pay you the applicable Contingent Coupon for that Observation Date and the applicable Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Limited Return on the Securities and You Will Not Participate in Any Appreciation of the Applicable Underlying Stock — The return potential of the Securities is limited to the specified Contingent Coupon Rate, regardless of the appreciation in the closing price of one share of the applicable Underlying Stock, which may be significant. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Securities are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the applicable Underlying Stock's risk of decline even though you were not able to participate in any potential appreciation in the price of the applicable Underlying Stock. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the applicable Underlying Stock. In addition, if the Securities are not called and the applicable Final Price is below the applicable Trigger Price, you will have a loss on your principal amount and the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of JPMorgan Chase of comparable maturity.
♦	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the applicable stock price is above the applicable Trigger Price. If by maturity the Securities have not been called, either JPMorgan Chase will repay you the full principal amount per Security plus the applicable Contingent Coupon, or if the price of one share of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. This contingent repayment of principal applies only if you hold your Securities to maturity.
♦	The Probability That the Applicable Final Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock — "Volatility" refers to the frequency and magnitude of changes in the price of one share of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of one share of that Underlying Stock could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more Contingent Coupons or below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, each Contingent Coupon Rate is finalized on the Trade Date and provided in the pricing supplement and depends in part on this expected volatility. A higher Contingent Coupon Rate is generally associated with greater expected volatility. However, a stock's volatility can change significantly over the term of the Securities. The closing price of one share of the applicable Underlying Stock for your Securities could fall sharply, which could result in a loss of one or more Contingent Coupons and a significant loss of principal.

♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.
♦	Each Contingent Coupon Is Based Solely on the Closing Price of One Share of the Applicable Underlying Stock on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing price of one share of the applicable Underlying Stock on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing price of one share of the applicable Underlying Stock on the applicable Observation Date, if that closing price is less than the applicable Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing price of one share of the applicable Underlying Stock was higher on other days during the period before that Observation Date.
♦	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying Stock and its issuer, please see "The Underlying Stocks" and the section applicable to each Underlying Stock issuer in this free writing prospectus and the respective issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying Stock issuer.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the applicable Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the applicable Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the applicable Underlying Stock, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the closing price of one share of the applicable Underlying Stock;
♦	the time to maturity of the Securities;
♦	the likelihood of an automatic call being triggered;
♦	the dividend rate on the applicable Underlying Stock;
♦	the occurrence of certain events affecting the issuer of the applicable Underlying Stock that may or may not require an adjustment to the applicable Initial Price and applicable Trigger Price and Coupon Barrier, including a merger or acquisition;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	No Dividend Payments or Voting Rights in the Applicable Underlying Stock — As a holder of the Securities, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the applicable Underlying Stock and the Securities.
♦	No Affiliation with the Applicable Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We have not independently verified any of the information about the applicable Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-1a-I. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.
♦	No Assurances That the Investment View Implicit in the Securities Will Be Successful — While the Securities are structured to provide for Contingent Coupons if the applicable Underlying Stock does not close below the applicable Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Securities.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price of the applicable Underlying Stock for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the applicable closing price, the market value of your Securities and the payment on any Coupon Payment Date, upon an automatic call or at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.

♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Applicable Underlying Stock — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying Stock may adversely affect the market price of the applicable Underlying Stock and, therefore, the market value of the Securities
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Contingent Coupon Rate for each Security will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value and the Contingent Coupon Rate of the applicable Securities.

Risks Relating to Securities Linked to the American Depositary Shares of Tata Motors Limited

♦	Risks Associated with Non-U.S. Companies — An investment in Securities linked to the American depositary shares representing interests in the ordinary shares of Tata Motors Limited (which we refer to as "Tata Motors") which are issued by an Indian issuer, involves risks associated with the home country of Tata Motors Limited. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home country of the non-U.S. issuer, including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
♦	Emerging Market Risk — Countries with emerging markets may have a relatively unstable government, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
♦	There Are Important Differences Between the Rights of Holders of ADSs of Tata Motors Limited and the Rights of Holders of Ordinary Shares of Tata Motors Limited — You should be aware that the return on Securities linked to the ADSs of Tata Motors Limited is linked to the price of the ADSs and not the ordinary shares of Tata Motors Limited. There are important differences between the rights of holders of ADSs and the rights of holders of shares of the ordinary shares. Each ADS is a security evidenced by an American depositary receipt that represents five ordinary shares of Tata Motors Limited. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Tata Motors Limited, and holders of the ADSs, which may be different from the rights of holders of ordinary shares. For example, a company may make distributions in respect of the ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of ordinary shares of Tata Motors Limited may be significant and may materially and adversely affect the value of the ADSs and, as a result, the Securities linked to the ADSs of Tata Motors Limited.
♦	Exchange Rate Risk - Since Tata Motors Limited American depositary shares are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Securities linked to American depositary shares.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Underlying Stock with the following assumptions (the actual terms for each Security will be finalized on the Trade Date and provided in the pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 18 months (unless earlier called)
Initial Price:	$50.00
Contingent Coupon Rate:	6.00%* per annum (or 1.50% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$40.00 (which is 80.00% of the hypothetical Initial Price)
Coupon Barrier:	$40.00 (which is 80.00% of the hypothetical Initial Price)

*	The actual Contingent Coupon Rate for each Security will be finalized on the Trade Date and provided in the pricing supplement. The actual value of any Contingent Coupon payments you will receive over the term of the Securities, the actual value of the payment upon automatic call or at maturity and the actual Initial Price, Trigger Price and Coupon Barrier applicable to your Securities may be more or less than the amounts displayed in these hypothetical scenarios, and will be finalized on the Trade Date and provided in the pricing supplement.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Underlying Stock. These examples are intended to illustrate how the value of any payment on the Securities will depend on the closing price on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above Initial Price)	$10.15 (Payment upon Automatic Call)

	Total Payment:	$10.15 (1.50% return)

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon for a 1.50% total return on the Securities. No further amounts will be owed on the Securities.

Example 2 — Securities Are Called on the Third Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$40.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Third Observation Date	$55.00 (at or above Initial Price)	$10.15 (Payment upon Automatic Call)

	Total Payment:	$10.45 (4.50% return)

Because the Securities are called on the third Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.30 received in respect of prior Observation Dates, we will have paid you a total of $10.45 per Security for a 4.50% total return on the Securities. No further amounts will be owed on the Securities.

Example 3 — Securities Are NOT Called and the Final Price Is at or above the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$38.00 (below Coupon Barrier)	$0.00
Third Observation Date	$36.00 (below Coupon Barrier)	$0.00
Fourth Observation Date	$38.00 (below Coupon Barrier)	$0.00
Fifth Observation Date	$36.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$44.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.15 (Payment at Maturity)

	Total Payment:	$10.30 (3.00% return)

At maturity, we will pay you a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payment of $0.15 received in respect of prior Observation Dates, we will have paid you a total of $10.30 per Security for a 3.00% total return on the Securities.

Example 4 — Securities Are NOT Called and the Final Price Is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$42.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Third Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Fourth Observation Date	$42.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Fifth Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Final Valuation Date	$35.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Stock Return) = $10.00 × (1 + -30%) = $10.00 × 70% = $7.00 (Payment at Maturity)

	Total Payment:	$7.75 (-22.50% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $7.00 per Security. When that amount is added to the Contingent Coupon payments of $0.75 received in respect of prior Observation Dates, we will have paid you $7.75 per Security for a loss on the Securities of 22.50%.

Example 5 — Securities Are NOT Called and the Final Price Is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$38.00 (below Coupon Barrier)	$0.00
Second Observation Date	$32.00 (below Coupon Barrier)	$0.00
Third Observation Date	$28.00 (below Coupon Barrier)	$0.00
Fourth Observation Date	$32.00 (below Coupon Barrier)	$0.00
Fifth Observation Date	$28.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$25.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Stock Return) = $10.00 × (1 + -50%) = $10.00 × 50% = $5.00 (Payment at Maturity)

	Total Payment:	$5.00 (-50.00% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $5.00 per Security for a loss on the Securities of 50.00%. Because there is no Contingent Coupon paid during the term of the Securities, that represents the total payment on the Securities.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying Stock. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015. Partial data is provided for the second calendar quarter of 2015. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of any Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Community Health Systems, Inc.

According to its publicly available filings with the SEC, Community Health Systems, Inc., which we refer to as Community Health, is an operator of hospitals in the United States. The common stock of Community Health, par value $0.01 per share (Bloomberg ticker: CYH), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Community Health in the accompanying product supplement no. UBS-1a-I. Community Health's SEC file number is 001-15925.

Historical Information Regarding the Common Stock of Community Health

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Community Health, based on daily closing prices on the primary exchange for Community Health, as reported by Bloomberg. The closing price of one share of the common stock of Community Health on May 19, 2015 was $54.07. The actual Initial Price will be the closing price of one share of the common stock of Community Health on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of Community Health has experienced significant fluctuations. The historical performance of the common stock of Community Health should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Community Health during the term of the Securities. We cannot give you assurance that the performance of the common stock of Community Health will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Community Health will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Community Health.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010	$40.51	$31.68	$36.93
4/1/2010	6/30/2010	$41.77	$33.56	$33.81
7/1/2010	9/30/2010	$33.75	$26.07	$30.97
10/1/2010	12/31/2010	$37.94	$29.29	$37.37
1/1/2011	3/31/2011	$42.10	$34.82	$39.99
4/1/2011	6/30/2011	$40.81	$24.27	$25.68
7/1/2011	9/30/2011	$27.00	$16.26	$16.64
10/1/2011	12/31/2011	$21.39	$15.29	$17.45
1/1/2012	3/31/2012	$25.50	$16.69	$22.24
4/1/2012	6/30/2012	$28.03	$20.98	$28.03
7/1/2012	9/30/2012	$29.37	$23.73	$29.14
10/1/2012	12/31/2012	$31.66	$26.79	$30.74
1/1/2013	3/31/2013	$47.39	$31.22	$47.39
4/1/2013	6/30/2013	$51.18	$41.25	$46.88
7/1/2013	9/30/2013	$48.50	$37.99	$41.50
10/1/2013	12/31/2013	$44.12	$37.13	$39.27
1/1/2014	3/31/2014	$43.49	$35.22	$39.17
4/1/2014	6/30/2014	$46.10	$35.30	$45.37
7/1/2014	9/30/2014	$57.45	$42.32	$54.79
10/1/2014	12/31/2014	$56.59	$45.11	$53.92
1/1/2015	3/31/2015	$55.51	$46.01	$52.28
4/1/2015	5/19/2015*	$55.34	$49.38	$54.07

* As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 19, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the daily performance of the common stock of Community Health from January 3, 2005 through May 19, 2015, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Price and Coupon Barrier, equal to 70% of the closing price on May 19, 2015. The actual Trigger Price and Coupon Barrier will be based on the closing price of one share of the common stock of Community Health on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

CSX Corporation

According to its publicly available filings with the SEC, CSX Corporation, which we refer to as CSX, provides rail-based freight transportation services including traditional rail service, the transport of intermodal containers and trailers as well as other transportation services such as rail-to-truck transfers and bulk commodity operations. The common stock of CSX, par value $1.00 per share (Bloomberg ticker: CSX), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of CSX in the accompanying product supplement no. UBS-1a-I. CSX's SEC file number is 001-08022.

Historical Information Regarding the Common Stock of CSX

The following table sets forth the quarterly high and low closing prices of one share of the common stock of CSX, based on daily closing prices on the primary exchange for CSX, as reported by Bloomberg. The closing price of one share of the common stock of CSX on May 19, 2015 was $35.60. The actual Initial Price will be the closing price of one share of the common stock of CSX on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of CSX has experienced significant fluctuations. The historical performance of the common stock of CSX should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of CSX during the term of the Securities. We cannot give you assurance that the performance of the common stock of CSX will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that CSX will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of CSX.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010	$17.46	$14.11	$16.967
4/1/2010	6/30/2010	$19.167	$16.22	$16.543
7/1/2010	9/30/2010	$18.713	$15.817	$18.44
10/1/2010	12/31/2010	$21.537	$18.15	$21.537
1/1/2011	3/31/2011	$26.67	$21.803	$26.20
4/1/2011	6/30/2011	$26.463	$24.30	$26.22
7/1/2011	9/30/2011	$27.01	$18.59	$18.67
10/1/2011	12/31/2011	$23.11	$18.39	$21.06
1/1/2012	3/31/2012	$23.68	$20.16	$21.52
4/1/2012	6/30/2012	$22.69	$20.32	$22.36
7/1/2012	9/30/2012	$23.39	$20.75	$20.75
10/1/2012	12/31/2012	$21.63	$19.01	$19.73
1/1/2013	3/31/2013	$24.63	$20.17	$24.63
4/1/2013	6/30/2013	$26.14	$22.65	$23.19
7/1/2013	9/30/2013	$26.75	$23.03	$25.74
10/1/2013	12/31/2013	$28.77	$25.25	$28.77
1/1/2014	3/31/2014	$29.23	$26.02	$28.97
4/1/2014	6/30/2014	$31.00	$27.79	$30.81
7/1/2014	9/30/2014	$32.46	$29.27	$32.06
10/1/2014	12/31/2014	$37.91	$29.94	$36.23
1/1/2015	3/31/2015	$36.57	$33.12	$33.12
4/1/2015	5/19/2015*	$37.46	$32.42	$35.60

* As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 19, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the daily performance of the common stock of CSX from January 3, 2005 through May 19, 2015, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Price and Coupon Barrier, equal to 80% of the closing price on May 19, 2015. The actual Trigger Price and Coupon Barrier will be based on the closing price of one share of the common stock of CSX on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Tata Motors Limited

According to its publicly available filings with the SEC, Tata Motors Limited, which we refer to as Tata Motors, is an automotive company, based in India, which is involved in all activities relating to the development, design, manufacture, assembly and sale of vehicles including financing thereof, as well as sale of related parts and accessories. The American depositary shares of Tata Motors, each representing five ordinary shares of Tata Motors (Bloomberg ticker: TTM), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Tata Motors in the accompanying product supplement no. UBS-1a-I. Tata Motors's SEC file number is 001-32294.

Historical Information Regarding the American Depositary Shares of Tata Motors

The following table sets forth the quarterly high and low closing prices of one American depositary share of Tata Motors, based on daily closing prices on the primary exchange for Tata Motors, as reported by Bloomberg. The closing price of one American depositary share of Tata Motors on May 19, 2015 was $41.06. The actual Initial Price will be the closing price of one American depositary share of Tata Motors on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one American depositary share of Tata Motors has experienced significant fluctuations. The historical performance of the American depositary shares of Tata Motors should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one American depositary share of Tata Motors during the term of the Securities. We cannot give you assurance that the performance of the American depositary shares of Tata Motors will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Tata Motors will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the American depositary shares of Tata Motors.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010	$18.558	$14.118	$18.251
4/1/2010	6/30/2010	$20.367	$15.473	$16.996
7/1/2010	9/30/2010	$25.231	$16.966	$25.222
10/1/2010	12/31/2010	$35.593	$25.301	$29.008
1/1/2011	3/31/2011	$29.72	$23.659	$27.476
4/1/2011	6/30/2011	$28.257	$20.861	$22.256
7/1/2011	9/30/2011	$23.778	$14.722	$15.206
10/1/2011	12/31/2011	$21.099	$14.83	$16.709
1/1/2012	3/31/2012	$28.544	$17.905	$26.665
4/1/2012	6/30/2012	$29.938	$19.843	$21.712
7/1/2012	9/30/2012	$25.39	$18.726	$25.39
10/1/2012	12/31/2012	$28.395	$23.61	$28.395
1/1/2013	3/31/2013	$30.392	$24.134	$24.134
4/1/2013	6/30/2013	$28.346	$22.453	$23.175
7/1/2013	9/30/2013	$27.357	$21.998	$26.319
10/1/2013	12/31/2013	$32.35	$26.991	$30.452
1/1/2014	3/31/2014	$35.01	$26.438	$35.01
4/1/2014	6/30/2014	$40.477	$35.613	$38.618
7/1/2014	9/30/2014	$47.774	$37.808	$43.216
10/1/2014	12/31/2014	$47.141	$39.597	$41.802
1/1/2015	3/31/2015	$50.888	$40.349	$44.55
4/1/2015	5/19/2015*	$46.35	$39.96	$41.06

* As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 19, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the daily performance of the American depositary shares of Tata Motors from January 3, 2005 through May 19, 2015, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Price and Coupon Barrier, equal to 80% of the closing price on May 19, 2015. The actual Trigger Price and Coupon Barrier will be based on the closing price of one American depositary share of Tata Motors on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

For each offering of the Securities, JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally—Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately six months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks—Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this free writing prospectus for an illustration of the risk-return profile of the Securities and the section for the applicable Underlying Stock set forth under "The Underlying Stocks" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable Securities, plus the estimated cost of hedging our obligations under the applicable Securities.